EXHIBIT 99.1

HUTCHINSON TECHNOLOGY REPORTS THIRD QUARTER RESULTS

Hutchinson, Minn., July 30, 2015 -- Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported a net loss of $10.2 million, or $0.30 per share, on net sales of $54.7 million for its fiscal third quarter ended June 28, 2015. The net loss included a $1.1 million foreign currency loss and $330,000 of non-cash interest expense. Excluding these items, the company’s net loss for the fiscal 2015 third quarter was $8.7 million, or $0.26 per share.

In the preceding quarter, the company reported a net loss of $9.7 million, or $0.29 per share, on net sales of $62.4 million. The net loss included $430,000 of non-cash interest expense and a $140,000 foreign currency gain. Excluding these items, the company’s net loss for the fiscal 2015 second quarter was $9.4 million, or $0.28 per share.

Compared with the preceding quarter, the company’s suspension assembly shipments declined 14% to 86.6 million. The decline in shipments resulted from the seasonal slowdown in disk drive demand, weakness in PC demand and inventory reductions in the PC supply chain. “Demand for suspension assemblies typically strengthens in the second half of the calendar year and we expect our shipments to increase in our fiscal 2015 fourth quarter,” said Rick Penn, Hutchinson Technology’s president and chief executive officer.

Gross profit in the fiscal 2015 third quarter totaled $4.8 million, or 8.8% of net sales, down from $6.3 million, or 10.0% of net sales, in the preceding quarter primarily because of the lower volume in the quarter. The company’s operating loss in the third quarter totaled $6.1 million, an improvement from a $6.7 million operating loss in the preceding quarter, as research and development expenses declined from $7.1 million in the preceding quarter to $5.2 million in the third quarter. “We took steps to manage our costs and mitigate the impact of the lower volume on gross profit and operating income,” said Penn. “We intend to continue improving our vertically integrated cost model while leveraging our capacity and technology investments in the U.S. and Thailand.” The company’s Thailand assembly operation accounted for 89% of assembly production in the third quarter, up from 85% in the preceding quarter.

The company today announced the introduction of a new SMA OIS actuator that is 70% thinner than its initial product and that significantly lowers the company’s capital and production costs. “We believe this new design has fundamental advantages that bring superior value and capability to the marketplace and that the product is well aligned with the needs of camera module and smartphone manufacturers,” said Penn. “We are focused on introducing our new offering to the market, earning positions on new smartphone programs and optimizing our manufacturing processes for the new design.”

Cash and investments at the end of the fiscal 2015 third quarter totaled $36.4 million compared with $43.6 million at the end of the preceding quarter. As the company expected, cash decreased primarily as a result of applying the $6 million remainder of a customer’s advance payment to a portion of third quarter suspension assembly shipments and a subsequent $5 million increase in the company’s receivables. Capital spending totaled $2.8 million in the third quarter. Outstanding borrowings on the company’s revolving line of credit were $3.0 million at the end of the third quarter compared to zero at the end of the preceding quarter.

For its fiscal 2015 fourth quarter, the company currently expects its suspension assembly shipments to increase 10% to 20% sequentially. Average selling price is expected to be $0.57 to $0.58, depending on product mix, compared with $0.59 in the third quarter.

“We have managed through two challenging quarters and now expect our suspension assembly shipments to increase due to strengthening disk drive demand, our high level of development activity with customers and our expanding program wins across the disk drive segments,” said Penn. “In addition, we continue to be excited about the growth potential for OIS as we introduce our new SMA OIS actuator that offers size and performance benefits to prospective customers while substantially lowering our capital and manufacturing costs.”

Hutchinson Technology to Host Conference Call

The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time today. Individual investors and news media may participate in the conference call live via the webcast, which will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com/investors. Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology

Hutchinson Technology is a global supplier of critical precision component technologies. As a key supplier of suspension assemblies for disk drives, we help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe. Through our new business development initiatives, we focus on leveraging our unique precision manufacturing capabilities in new markets to improve product performance, reduce size, lower cost, and reduce time to market.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding our market position, demand for and shipments of suspension assemblies, product mix, pricing, operating performance, market adoption and production of OIS actuators, our capital and manufacturing costs, business model and financial results. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to operate its assembly operation in Thailand and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823

Hutchinson Technology Incorporated

Condensed Consolidated Statements of Operations - Unaudited

(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	June 28,	June 29,	June 28,	June 29,
	2015	2014	2015	2014
Net sales	$54,675	$59,772	$189,457	$190,783
Cost of sales	49,846	56,215	166,902	175,833
Gross profit	4,829	3,557	22,555	14,950

Research and development expenses	5,165	4,157	18,304	12,488
Selling, general and administrative expenses	5,726	5,268	17,559	17,343
Severance and site consolidation expenses	-	1,544	159	2,786
Asset impairment	-	-	-	4,470
Loss from operations	(6,062)	(7,412)	(13,467)	(22,137)

Other (expense) income, net	(1,004)	179	(1,292)	(2,238)
Loss on extinguishment of long-term debt	-	-	(4,318)	-
Interest income	7	28	26	63
Interest expense	(3,086)	(3,987)	(10,809)	(11,723)
Loss before income taxes	(10,145)	(11,192)	(29,860)	(36,035)

Provision (benefit) for income taxes	15	15	(98)	(776)
Net loss	$(10,160)	$(11,207)	$(29,762)	$(35,259)
Basic loss per share	$(0.30)	$(0.40)	$(0.92)	$(1.26)
Diluted loss per share	$(0.30)	$(0.40)	$(0.92)	$(1.26)
Weighted-average common shares outstanding	33,493	28,055	32,437	27,967
Weighted-average diluted shares outstanding	33,493	28,055	32,437	27,967

Hutchinson Technology Incorporated

Condensed Consolidated Balance Sheets - Unaudited

(In thousands, except shares data)

	June 28,	September 28,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$35,387	$37,939
Short-term investments - restricted	965	965
Trade receivables, net	21,287	23,971
Other receivables	2,021	2,894
Inventories	43,960	48,978
Other current assets	2,822	4,323
Total current assets	106,442	119,070
Property, plant and equipment, net	145,306	153,169
Other assets	4,602	2,926
Total assets	$256,350	$275,165

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current debt, net of discount	$6,000	$48,731
Current portion of capital lease obligation	2,434	2,109
Accounts payable	17,214	19,055
Accrued expenses	7,481	6,406
Accrued compensation	9,688	9,312
Total current liabilities	42,817	85,613
Long-term debt, net of discount	122,565	87,168
Capital lease obligation	5,106	4,464
Other long-term liabilities	3,916	3,092
Shareholders' equity:
Common stock $.01 par value, 100,000,000 shares
authorized, 33,526,000 and 28,058,000
issued and outstanding	335	281
Additional paid-in capital	451,767	433,308
Accumulated other comprehensive loss	(2,176)	(543)
Accumulated loss	(367,980)	(338,218)
Total shareholders' equity	81,946	94,828
Total liabilities and shareholders' equity	$256,350	$275,165

Hutchinson Technology Incorporated

Condensed Consolidated Statements of Cash Flows - Unaudited

(Dollars in thousands)

	Thirty-Nine Weeks Ended
	June 28,	June 29,
	2015	2014
Operating activities:
Net loss	$(29,762)	$(35,259)
Adjustments to reconcile net loss to
cash provided by operating activities:
Depreciation and amortization	24,134	28,944
Stock-based compensation	1,041	976
Loss on disposal of assets	63	80
Asset impairment charge	-	4,470
Non-cash interest expense	1,622	2,475
Loss on extinguishment of debt	4,318	-
Severance and site consolidation expenses	(27)	949
Changes in operating assets and liabilities	9,463	(2,293)
Cash provided by operating activities	10,852	342

Investing activities:
Capital expenditures	(17,344)	(13,396)
Proceeds from sale / leaseback of equipment	3,111	6,395
Proceeds from sale of building	-	4,364
Change in restricted cash	19	1,609
Purchases of marketable securities	(965)	(1,195)
Sales / maturities of marketable securities	965	1,200
Cash used for investing activities	(14,214)	(1,023)

Financing activities:
Proceeds from issuance of common stock	60	26
Repayments of capital lease	(1,749)	(1,230)
Repayments of revolving credit line	(101,139)	(153,950)
Proceeds from revolving credit line	93,856	154,770
Repayments of debt	(39,822)	-
Proceeds from private placement of debt	37,500	-
Proceeds from term loan	15,000	-
Debt refinancing costs	(3,175)	-
Cash provided by (used for) financing activities	531	(384)

Effect of exchange rate changes on cash	279	657
Net decrease in cash and cash equivalents	(2,552)	(408)
Cash and cash equivalents at beginning of period	37,939	39,403
Cash and cash equivalents at end of period	$35,387	$38,995

Hutchinson Technology Incorporated

Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited

(In thousands, except per share data)

	Thirteen Weeks Ended
	June 28,	March 29,	June 29,
	2015	2015	2014

Net loss - GAAP	$(10,160)	$(9,703)	$(11,207)
Subtract foreign currency gain	-	(139)	(101)
Add foreign currency loss	1,093	-	-
Add non-cash interest expenses	332	431	842
Add site consolidation and severance expenses	-	-	1,544
Net loss - Adjusted	$(8,735)	$(9,411)	$(8,922)

Net loss per common share – GAAP:

Basic loss income per share	$(0.30)	$(0.29)	$(0.40)
Diluted loss income per share	$(0.30)	$(0.29)	$(0.40)

Net loss per common share – Adjusted:

Basic loss per share	$(0.26)	$(0.28)	$(0.32)
Diluted loss per share	$(0.26)	$(0.28)	$(0.32)

Weighted average common and common equivalent shares outstanding:

Basic	33,493	33,267	28,055
Diluted	33,493	33,267	28,055

Net loss per common share basic and diluted, is calculated by dividing net loss by weighted average common and common equivalent shares outstanding basic and diluted, respectively.